EXHIBIT 10.04

FIRM PVNGS TRANSMISSION SERVICE AGREEMENT
BETWEEN
SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT
AND
EL PASO ELECTRIC COMPANY

Execution Copy
August 1, 1983

FIRM PVNGS TRANSMISSION SERVICE AGREEMENT
BETWEEN
SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT
AND
EL PASO ELECTRIC COMPANY

TABLE OF CONTENTS

Section		Page

1	PARTIES	1

2	RECITALS	1

3	AGREEMENT	2

4	DEFINITIONS	2

5	TERM	5

6	FIRM TRANSMISSION SERVICE	5

7	FIRM TRANSMISSION SERVICE CHARGE	8

8	SYNCHRONIZATION POWER AND ENERGY SERVICE	9

9	EMERGENCY TRANSMISSION SERVICE	10

10	CHANGES IN TRANSMISSION SERVICE CHARGE	11

11	TRANSMISSION LOSSES	13

12	BILLING AND PAYMENT	13

13	UNCONTROLLABLE FORCES	14

14	LIABILITY, COVENANT NOT TO EXECUTE	15

15	ASSIGNMENT OF AGREEMENT	19

16	NOTICES	19

17	REGULATORY AUTHORITY	20

18	ENTIRE AGREEMENT	20

19	OTHER AGREEMENTS	20

20	OPERATING REPRESENTATIVES	20

i

FIRM PVNGS TRANSMISSION SERVICE AGREEMENT
BETWEEN
SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT
AND
EL PASO ELECTRIC COMPANY

TABLE OF CONTENTS
(Continued)

Section		Page

21	WAIVERS	21

22	GOVERNING LAW	22

23	SIGNATURE CLAUSE	22

	EXHIBIT 1	23

ii

FIRM PVNGS TRANSMISSION SERVICE AGREEMENT
BETWEEN
SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT
AND
EL PASO ELECTRIC COMPANY

1.	PARTIES:
The Parties to this Firm PVNGS Transmission Service Agreement between Salt River Project Agricultural Improvement and Power District and EL Paso Electric Company (hereinafter referred to as "Agreement") are: EL PASO ELECTRIC COMPANY) a corporation organized and existing under and by virtue of the laws of the State of Texas (hereinafter referred to as "El Paso") and SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT, an agricultural improvement district organized and existing under and by virtue of the laws of the State of Arizona (hereinafter referred to as "Salt River Project"), sometimes hereinafter referred to individually as "Party" and collectively as "Parties. "

2.	RECITALS:

2.1
Salt River Project and El Paso together with Arizona Public Service Company (Arizona), Public Service Company of New Mexico (New Mexico), Southern California Edison Company and the Southern California Public Power Authority are parties to the ANPP Participation Agreement which establishes the generation entitlements of the parties in the electrical output of the Palo Verde Nuclear Generating Station (PVNGS) located west of

Phoenix, Arizona.

2.2
El Paso together with Arizona, New Mexico and Salt River Project are parties to the ANPP Valley Transmission System Participation Agreement which provides for the construction, operation, and ownership of transmission facilities which establishes a direct connection between PVNGS and Salt River Project's transmission system at the existing Kyrene 230 KV Switchyard located in Tempe, Arizona.

2.3
Salt River Project owns and operates transmission facilities which provide for direct connection between the existing Kyrene 230 KV Switchyard and the Coronado 500 KV Switchyard through the Coronado Transmission System.

2.4
El Paso desires to utilize the aforementioned transmission facilities owned by Salt River Project and Salt River Project is willing to permit such use for the delivery to El Paso of a portion of El Paso's PVNGS entitlement or for the direct substitution of power and energy from any other source.

3.	AGREEMENT:
In consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

4.	DEFINITIONS:
The following terms, when used herein with initial capitalization whether in the singular or the plural, shall have the meanings specified:

4.1	ANPP High Voltage Switchyard: Those facilities described in Appendix A of the ANPP High Voltage Switchyard Participation

Agreement.

4.2	ANPP High Voltage Switchyard Participation Agreement: The ANPP High Voltage Switchyard Participation Agreement dated July 6, 1981, and as hereafter amended from time to time.

4.3
ANPP Participation Agreement: The Arizona Nuclear Power Project Participation Agreement dated August 23, 1973, as heretofore amended by Amendment Nos. 1 through 7 and as hereafter amended from time to time.

4.4	ANPP Valley Transmission System: Those facilities described in Appendix A of the ANPP Valley Transmission System Participation Agreement.

4.5
ANPP Valley Transmission System Participation Agreement: The ANPP Valley Transmission System Participation Agreement dated July 6, 1981, as heretofore amended by Amendment No. 1 and as hereafter amended from time to time.

4.6
Coronado Transmission System: Those facilities including, but not limited to, the following: the existing Kyrene 230 KV Switchyard, the Kyrene-Silver King 230 KV line, the Silver King-Coronado 500 KV line and the Coronado 500 KV Switchyard.

4.7	Date of Firm Operation: This term shall have the same meaning as the term "Date of Firm Operation" defined in Section 3.18 of the ANPP Participation Agreement.

4.8	Date of Initial Synchronization: The date, with respect to each PVNGS generating unit, on which electric energy is initially generated using nuclear fuel.

4.9	Emergency Transmission Service: The transmission service to be provided by Salt River Project to El Paso as described in Section 9 hereof.

4.10	Firm Transmission Service: The firm transmission service Salt River Project shall provide for El Paso over the Coronado Transmission System as more fully described in Section 6 hereof.

4.11	Future Events: The expected initiation or termination of any of the following:
4.11.1    A sale of PVNGS entitlement involving El Paso,
4.11.2    A layoff of PVNGS capacity and energy involving El Paso,

4.11.3
A power sale involving El Paso with a primary point of delivery at the ANPP High Voltage Switchyard or within the ANPP Valley Transmission System, or such other point which would modify El Paso's PVNGS-related transmission service requirements,

4.11.4	A displacement or exchange arrangement which would modify El Paso's PVNGS-related transmission service requirements,

4.11.5	The acquisition by El Paso of ownership or rights in transmission facilities which would modify El Paso's PVNGS-related transmission service requirements hereunder,

4.11.6	An extended shutdown (more than twelve consecutive months) of any PVNGS generating unit, or

4.11.7	The retirement of any PVNGS generating unit.

4.12	Operating Emergency: An unplanned event or circumstance which reduces or may reduce the amount of transmission capacity in transmission circuit that would otherwise be available under normal system operating conditions.

4.13	Synchronization Power and Energy Service: The transmission service to be provided by Salt River Project to El Paso as described in Section 8 hereof.

4.14
Weighted Average Revenue Adjustment: The weighted average percentage increase or reduction in total revenue applied to Salt River Project's standard retail electric service rate classes as a result of a formal rate adjustment approved by Salt River Project's Board of Directors. Salt River Project's standard retail electric service rate classes includes, but is not limited to, its residential, agricultural, commercial and small industrial, and large industrial customers.

5.	TERM:
This Agreement shall become effective when executed by the Parties hereto and it shall continue in full force and effect concurrent with the ANPP Participation Agreement unless terminated earlier pursuant to Section 10.2.2.1 hereof.

6.	FIRM TRANSMISSION SERVICE:

6.1
Beginning on the Date of Firm Operation of the 1st PVNGS Unit and in accordance with the terms of this Agreement, Salt River Project shall provide Firm Transmission Service to El Paso over Salt River Project's Coronado Transmission System from El Paso's point of interconnection with Salt River Project in the existing Kyrene 230 KV Switchyard to any point within the Coronado 500 KV Switchyard, or between such other point(s) of interconnection as may be agreed to by the Operating Representatives. The amount of such Firm Transmission Service to be provided to El Paso by Salt River Project hereunder shall be as specified in Exhibit 1 which is attached hereto and made a part hereof. Exhibit 1 may be revised in accordance with the provisions of Sections 6.3 and 6.4 hereof.

6.2	El Paso may utilize Firm Transmission Service for the delivery of a portion of El Paso's PVNGS entitlement or for the direct substitution of power and energy from any other source.

6.3
El Paso's requirements for Firm Transmission Service may change from those levels specified in Exhibit 1 due to Future Events. If a Future Event is expected to occur which would decrease the level of service desired by El Paso hereunder, El Paso shall notify Salt River Project of such fact in writing at least twelve (12) months in advance of the desired effective date of such decrease in Firm Transmission Service and such decrease shall be subject to the provisions of Section 6.6 hereof. If a Future Event is expected to occur which would increase the level of Firm Transmission Service desired by El Paso hereunder; El Paso shall notify Salt River Project of such fact in writing at least three (3) months in advance of the desired effective date of such increase in Firm Transmission Service and such increase shall be subject to the provisions of Section 6.7 hereof. The Firm Transmission Service levels of Exhibit 1 shall be revised in accordance with El Paso's written notices hereunder.

6.4
In the event of a third party's inability or refusal to provide PVNGS-related transmission service to El Paso under terms and conditions which are reasonable in El Paso's judgement, El Paso shall have the option to increase the level of Firm Transmission Service hereunder in accordance with the provisions of Section 6.3 relating to increases in Firm Transmission Service.

6.5
The advance notice provisions of Section 6.3 shall not apply to increases or decreases desired by El Paso as a result of a Future Event as defined in Section 4.11.6 hereof. Unless otherwise requested by El Paso, the level of Firm Transmission Service provided hereunder shall be decreased on the date that any PVNGS generating unit has been shut down for twelve (12) consecutive months, and correspondingly increased on the date such generating unit is returned to service.

6.6
Decreases in the level of Firm Transmission Service due to Future Events shall be made in proportion to El Paso's total contractual firm transmission service requirements related to PVNGS from Salt River Project and third parties, or such lesser amount which may be desired by El Paso; provided, however, that El Paso's PVNGS-related displacement or exchange arrangements with third parties then in effect shall be excluded from any proportional computation made hereunder. Any allocation of decreases required by this Section 6.6 shall be determined solely by El Paso.

6.7	The maximum level of Firm Transmission Service, unless otherwise agreed by Salt River Project, shall not exceed the following:

Maximum Salt River Project Firm Transmission Service

Beginning on the Date of Firm	50 MW
Operation of lst PVNGS Unit

Beginning on the Date of Firm	100 MW
Operation of 2nd PVNGS Unit

Beginning on the Date of Firm	200 MW
Operation of 3rd PVNGS Unit

6.8
Salt River Project shall operate, maintain, replace and repair its transmission facilities affecting service hereunder in accordance with generally accepted practices of the electric utility industry and operate the point of interconnection normally closed.

6.9
If, for any reason, it is not feasible, practical or desirable for the Parties to deliver or receive capacity and energy hereunder at the existing Kyrene 230 KV Switchyard or the Coronado 500 KV Switchyard, the Parties shall use their best efforts to establish other acceptable points of delivery or receipt.

7.	FIRM TRANSMISSION SERVICE CHARGE:

7.1
Beginning with, and effective on, the Date of Firm Operation of the 1st PVNGS Unit, the charge for Firm Transmission Service shall be $8.80 per kilowatt of reserved transmission capacity per year prorated on a monthly basis and shall be subject to change in accordance with the provisions of Section 10 hereof. Monthly payments by El Paso shall be equal to one-twelfth (1/12) of such yearly charge and shall be billed and paid in accordance with the provisions of Section 12 hereof.

7.2
Charges for Firm Transmission Service shall be due and payable in the month following the month in which transmission service is reserved by Salt River Project for El Paso pursuant to this Agreement. For a fractional pan of ta month if any, at the beginning or end of the term hereunder the monthly payment shall be proportionately adjusted.

7.3
In the event Salt River Project is unable as a result of Uncontrollable Forces, to provide Firm Transmission Service as scheduled by El Paso for more than twenty-four (24) consecutive hours, the charge for Firm Transmission Service shall be proportionately reduced.

8.	SYNCHRONIZATION POWER AND ENERGY SERVICE:

8.1
Salt River Project shall receive for El Paso at the existing Kyrene 230 KV Switchyard, an amount of power and energy as specified by El Paso (but not to exceed that amount to which El Paso is entitled from PVNGS) during each of the periods commencing with the Date of Initial Synchronization of each PVNGS generating unit, up to, but not including, the respective Date of Firm Operation of each PVNGS generating unit. This power and energy shall be scheduled to El Paso by Salt River Project at the Coronado 500 KV Switchyard. The Operating Representatives may agree on different points of delivery or receipt for transmission service provided under this Section 8.

8.2	The Parties agree that as consideration for the Synchronization Power and Energy Service scheduled by El Paso hereunder, El Paso shall pay Salt River Project one dollar and fifty cents per megawatt-hour ($1.50/MWH). Payment for services provided under this Section 8 shall be in accordance with the provisions of Section 12.

8.3	The charge for Synchronization Power and Energy Service, as specified in Section 8.2 hereof, shall be subject to change in accordance with the provisions of Section 10 hereof.

9.	EMERGENCY TRANSMISSION SERVICE:

9.1	Beginning on the Date of Firm Operation of the 1st PVNGS Unit, the following Emergency Transmission Service provisions shall become effective:

9.1.1
In the event of an Operating Emergency on the Coronado Transmission System which would jeopardize El Paso's usage of Firm Transmission Service, Salt River Project shall make other arrangements and/or alternate transmission paths on Salt River Project's transmission system available to El Paso at no additional charge over and above that stated in Section 7 hereof, the use of which, in the sole judgment of Salt River Project, would not jeopardize service to Salt River Project's customers.

9.1.2
In the event of an Operating Emergency or the loss of a segment of a third party's transmission facilities which would jeopardize delivery of any of El Paso's PVNGS power and energy, including (but not limited to) the Palo Verde-Kyrene 500 KV transmission line, Salt River

Project shall provide El Paso transmission service on Salt River Project's transmission system; provided, however, that in the sole judgment of Salt River Project it is possible and practical for Salt River Project, to provide such transmission service to El Paso. Such transmission service may be interrupted by Salt River Project for any reason. El Paso shall pay Salt River Project one dollar per megawatt-hour ($l/MWH) for transmission service provided pursuant to this Section 9.1.2. El Paso shall also reimburse Salt River Project for transmission losses associated with such transmission service as determined by the Operating Representatives.

9.2	The charge for Emergency Transmission Service, as specified in Section 9.1.2 hereof, shall be subject to change in accordance with the provisions of Section 10 hereof.

10.	CHANGES IN TRANSMISSION SERVICE CHARGES:

10.1
The charge for Firm Transmission Service, as set forth in Section 7.1 hereof; the charge for Synchronization Power and Energy Service, as set forth in Section 8.2 hereof; and the charge for Emergency Transmission Service, as set forth in Section 9.1.2 hereof, shall be subject to change in a percentage amount equal to the Weighted Average Revenue Adjustment; provided, however, that such percentage change shall be limited to no more than an effective four percent (4%) per year change prorated monthly from the date of implementation of the charge then in effect to the date a new charge is to become effective. Changes in transmission service charges shall become effective no earlier than the date such rate changes are applied to Salt River Project's standard retail electric service rate classes. Salt River Project shall notify and provide supporting documentation to El Paso of any pending change in transmission service charges at its earliest opportunity.

10.2
The Parties agree to reconsider the methodology used to calculate or adjust, or both the transmission service charges within this Agreement every ten years from the Date of Firm Operation of the 1st PVNGS Unit through the term of this Agreement.

10.2.1	Should either Party propose to modify a rate methodology in effect, the Parties agree as follows:

10.2.1.1	Such Party desiring a change shall notify the other Party of any proposed change in rate methodology at least twelve (12) months prior to the end of a ten-year interval.

10.2.1.2	Any agreed-upon change in a transmission service charge methodology shall be implemented one (1) year after any such ten-year interval.

10.2.2	Should the Parties fail to reach agreement concerning a change in rate methodology prior to the end of a ten‑year interval, the Parties agree as follows:

10.2.2.1	The Party initiating discussions regarding a change in rate methodology pursuant to

Section 10.2.1.1 shall have the option to terminate this Agreement by providing the other Party a minimum of two (2) years advance written notice; provided, however, that such option must be exercised within thirty (30) days after the end of a ten-year interval. At any time after the receipt of such termination notice, the other Party may elect to terminate this Agreement earlier upon sixty (60) days written notice.

10.2.2.2	If a termination notice is given pursuant to Section 10.2.2.1, the Parties agree to continue to abide by the terms and rates then in effect until the termination of this Agreement.

11.	TRANSMISSION LOSSES:

11.1
Initially, transmission losses associated with delivery of energy utilizing the Firm Transmission Service provided pursuant to Section 6 or the Synchronization Power and Energy Service provided pursuant to Section 8, shall be equal to zero (0).

11.2
The need for any loss adjustment will be subject to review by Salt River Project and if such losses due to transmission service provided hereunder in fact differ from those designated in Section 11.1, then said losses will be adjusted accordingly. Such losses shall be determined by measurement or by calculation according to procedures and methods as agreed to by the Operating Representatives.

12.	BILLING AND PAYMENT:

12.1	Salt River Project shall use reasonable efforts to render bills to El Paso on or before the l5th day of each calendar mouth for service furnished hereunder during the preceding month.

12.2
Payment by El Paso shall be due to Salt River Project fifteen (15) days after the date bills are mailed. Amounts not paid on or before the due date shall be payable with interest accrued at the floating prime rate of the Chase Manhattan Bank prorated daily from the due date to the date of payment.

12.3
In the event any portion of any bill is disputed, the disputed amount shall be paid when due under protest. Any excess amount of bills, which through inadvertent errors or as a result of a dispute may have been overpaid, shall be returned to El Paso by Salt River Project upon determination of the correct amount, with interest accrued at the floating prime rate of the Chase Manhattan Bank prorated daily from the date of overpayment by El Paso to the date the refund payment is rendered by Salt River Project.

12.4	Bills and payments shall be mailed to the respective addresses of the Parties as designated in writing by the Operating Representatives.

12.5
For purposes hereunder, the date of mailing for bills and payments shall be evidenced by the United States postmark or any equivalent marking of a qualified and recognized delivery service reflecting the date of mailing.

13.	UNCONTROLLABLE FORCES:
Neither Party shall be considered to be in default in the performance of any of its obligations under this Agreement (other than obligations of a Party to make payments hereunder) if failure of performance shall be due to an Uncontrollable Force. The term "Uncontrollable Force" shall mean any cause beyond the control of the Party affected, including, but not limited to, failure of or threat of failure of facilities, flood, earthquake, tornado, volcanic eruption, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, strike, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority, and action or nonaction by or failure to obtain authorizations or approvals from any governmental agency or authority, which by exercise of due diligence and foresight such Party could not reasonably have been expected to avoid and which by exercise of due diligence it has been unable to overcome. Nothing contained herein shall be construed so as to require a Party to settle any strike or labor dispute in which it may be involved. Either Party rendered unable to fulfill any obligation under this Agreement by reason of an Uncontrollable Force shall give prompt notice of such fact to the other Party and shall exercise due diligence to remove such inability with all reasonable dispatch.

14.	LIABILITY; COVENANT NOT TO EXECUTE:

14.1
Except for any judgment debt for damage resulting from Willful Action and subject to the provisions of Sections 14.2,14.3 and 14.4 hereof, each Party hereby extends to the other Party,·its directors, members of its governing bodies, officers and employees its covenant not to execute, levy or otherwise enforce a judgment obtained against the other Party, including recording or effecting a judgment lien, for any direct, indirect, or consequential loss, damage (including, but not limited to, injury or death ~o persons), claim, cost, charge. or expense (including, but not limited to, attorney's fees), whether or not resulting from the negligence of such Party, its directors, officers, members of its governing bodies, employees, or any person or entity whose negligence would be imputed to such Party from the performance or nonperformance of the obligations of a Party under this Agreement, other than the obligation to pay sums which have become due.

14.2
Each Party shall be responsible for any direct, indirect, or consequential loss, damage (including, but not limited to, injury or death to persons), claim, cost. charge or expense (including, but not limited to, attorney's fees), that results from its own Willful Action as defined in Section 14.6.2 hereof and shall indemnify and hold harmless the other Party, its directors, officers, members of its governing bodies and employees from any such loss, damage (including, but not limited to, injury or death to persons), claim, cost, charge or expense (including, but not limited to, attorney's fees).

14.3
Except as provided in Section 14.2 hereof, the aggregate liability of either Party to the other Party for Willful Action shall not exceed $500,000 per occurrence. Each Party extends to the other Party, its directors, officers, members of its governing bodies and employees its covenant not to execute, levy or otherwise enforce a judgment obtained against such other

Party for Willful Action in excess of $500,000 per occurrence.

14.4
A claim based on Willful Action must be perfected by filing suit in a court of competent jurisdiction within three years after the Willful Action occurs. All claims made thereafter relating to the same Willful Action shall be barred by this Section 14.4.

14.5
Except for liability resulting from Willful Action (which, subject to the limited liability provisions of Section 14.3 hereof, shall be the responsibility of the willfully acting Party), a Party whose electric customer shall have a claim or bring an action against the other Party for any death, injury, loss, expense (including, but not limited to, attorney's fees) or damage arising out of or in connection with the services provided for under this Agreement shall indemnify and hold harmless the other Party, its directors, officers, members of its governing bodies and employees from and against any liability for such death, injury, loss, expense (including, but not limited to, attorney's fees) or damage.

14.6	As used herein, "Willful Action" means:

14.6.1
Action taken or not taken by a Party at the direction of its directors, officers, members of its governing bodies or employees having management or administrative responsibility affecting its performance under this Agreement, which action is knowingly or intentionally taken or not taken with conscious indifference to the consequences thereof or with intent that injury·or damage would probably result therefrom, or

14.6.2
Action taken or not taken by a Party at the direction of its directors, officers, members of its governing bodies or employees having management or administrative responsibility affecting its performance under this Agreement, which action has been determined by final arbitration award or final judgment or judicial decree to be a material default under this Agreement and which occurs or continues beyond the time specified in such arbitration award or judgment or judicial decree for curing such default, or, if no time to cure is specified therein, occurs or continues beyond a reasonable time to cure such default, or

14.6.3
Action taken or not taken by a Party at the direction of its directors, officers, members of its governing bodies or employees having management or administrative responsibility affecting its performance under this Agreement, which action is knowingly or intentionally taken or not taken with the knowledge that such action taken or not taken is a material default under this Agreement.

14.7
The phrase "employees having management or administrative responsibility," as used in Section 14.6, means employees of a Party who are responsible for one or more of the executive functions of planning, organizing, coordinating, directing, controlling, and supervising such Party's performance under this

Agreement; provided, however, that with respect to employees of a Party responsible for electric system operation, the phrase shall refer only to (i) the manager of systems operations or manager of fossil generating stations, or both, and (ii) anyone in the organizational structure of the Party above such manager.

14.8	Willful Action does not include any act or failure to act which is merely involuntary, accidental or negligent.

15.	ASSIGNMENT OF AGREEMENT:
Neither Party shall voluntarily assign this Agreement nor any part thereof without prior written consent of the other Party, however, such consent shall not be unreasonably withheld. In connection with the sale or merger of a substantial portion of a Party's properties, such written consent shall not be required.

16.	NOTICES:
Any notice, demand or request provided for in this Agreement, or served, given or made in connection with this Agreement, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by United States mail or other qualified and recognized delivery service, postage prepaid, to the persons specified below:

EL PASO ELECTRIC COMPANY
c/o Secretary
Post Office Box 982
El Paso, Texas 79960

SALT RIVER PROJECT AGRICULTURAL
IMPROVEMENT AND POWER DISTRICT
c/o Secretary
Post Office Box 1980
Phoenix, Arizona 85001

A Party may at any time, by written notice, change the designation or the address of the person so specified. This Section 16 does not apply to notices and requests of a routine character in connection with delivery or receipt of power and energy or in connection with operation of facilities. Such notices and requests shall be given in such manner as the Operating Representatives from time to time shall arrange.

17.	REGULATORY AUTHORITY:
This Agreement shall be subject to filing with, and to changes or modifications as may from time to time be directed by, competent regulatory authority in the exercise of its jurisdiction; provided, however, that none of the provisions of this Agreement shall be construed as submitting Salt River Project to regulation or review in any form by any governmental entity or agency which does not presently exercise competent jurisdiction over Salt River Project.

18.	ENTIRE AGREEMENT:
It is understood and agreed that all representations and agreements between the Parties covering the subject matter hereof are expressed herein and that no other representation of any kind or nature, whether made by the directors, officers, employees or agents of either of the Parties, shall be binding unless made in writing and executed by the Parties.

19.	OTHER AGREEMENTS:
No provision of this Agreement shall preclude either Party from entering into other agreements between the Parties or with third parties.

20.	OPERATING REPRESENTATIVES:

20.1
Within thirty (30) days after the date of execution of this Agreement, each Party shall designate, by written notice to the other Party, a representative who is authorized to act in its behalf in the implementation of this Agreement and with respect to those matters which lie within the responsibilities of the Operating Representatives. The functions and responsibilities of the Operating Representatives shall be:

20.1.1
To establish procedures and standard practices (consistent with the provisions hereof) for the guidance of system load dispatchers and other operating employees as to matters affecting interconnected operations of the respective systems related to this Agreement, and

20.1.2	To do such other things as are provided for herein; provided, that the Operating Representatives shall have no authority to amend any of the provisions of this Agreement.

20.2
The establishment of any procedure or practice and any other action or determination by the Operating Representatives shall be effective when signed by the designated Operating Representative of both Parties. Either Party may, at any time, change the designation of its Operating Representative by written notice to the other Patty.

21.	WAIVERS:
None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in anyone or more instances upon strict performance of any of the provisions of thin Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and affect.

22.	GOVERNING LAW:
It is understood and agreed by both Parties that this Agreement is made under, and shall be governed by, the laws of the State of Arizona.

23.	SIGNATURE CLAUSE:
The signatories hereto represent that they have been appropriately authorized to enter into this Agreement on behalf of the Party for whom they sign. This Agreement is hereby executed as of the 18th day of October , 1983

EL PASO ELECTRIC COMPANY

	By	/s/ Donald G. Isbell
Vice President
ATTEST & COUNTERSIGN
SALT RIVER PROJECT AGRICULTURAL
/s/ [ILLEGIBLE]	IMPROVEMENT AND POWER DISTRICT
Asst. Secretary		/s/ [ILLEGIBLE]
By
President

APPROVED AS TO FORM
SALT RIVER PROJECT LAW DEPARTMENT

	By	/s/ [ILLEGIBLE]
	Date	August 1, 1983

EXHIBIT 1

FIRM PVNGS TRANSMISSION SERVICE AGREEMENT
BETWEEN
SALT RIVER PROJECT AGRICULTURAL IMPROVEMENT AND POWER DISTRICT
AND
EL PASO ELECTRIC COMPANY

LEVEL OF FIRM TRANSMISSION SERVICE

Beginning on Date of Firm
Operation of 1st PVNGS Unit	6MW

Beginning on Date of Firm
Operation of 2nd PVNGS Unit	2MW

Beginning on Date of Firm
Operation of 3rd PVNGS Unit	60MW

February 26, 2002

Salt River Project Agricultural
Improvement and Power District
c/o Mr. Terry Lonon, Secretary MS PAB 215
Post Office Box 52025
Phoenix, Arizona 85072-2025

Request for Increase in Transmission Service

Pursuant to Section 6.3 of the Firm PVNGS Transmission Service Agreement between Salt River Agricultural Improvement and Power District and El Paso Electric Company (Agreement), EPE may increase the level of Firm Transmission Service due to a Future Event by providing at least three (3) months written notice. EPE's power sale agreement with Imperial Irrigation District terminates at midnight April 30, 2002. As such, EPE will need to increase its firm transmission service under the Agreement.

EPE hereby requests an additional 40 MW of firm transmission service from Kyrene to Coronado pursuant to the terms of the Agreement for a total of 100 MW of firm transmission service beginning June 1, 2002. EPE reserves its right to further increase firm transmission service under the Agreement up to the maximum of 200 MW as provided in the Agreement.

If you have any questions in this regard, please contact Mr. Fred Hill at 915-543-4335.

Thank you for your consideration in this matter.

Sincerely,

Hector R. Puente, P.E.
Vice President, Power Generation

cc:	John Whitacre, EPE
Steve Cobb, SRP
John Coggins, SRP